July 9, 2008

Mr. L. Scott Wilshire
213 Park Entrance Drive
Pittsburgh, PA 15228

Re:	Change of Control Amendment

Dear Scott:

Pursuant to a resolution by the HydroGen Corporation Board of Directors adopted on December 8, 2007, this letter (“Change of Control Amendment”) amends the agreement between you and HydroGen, L.L.C. (the “Company”) described in the letter to you from Leo Blomen dated January 27, 2005, as amended (the “Letter Agreement”), as follows:

(a)  If within six (6) months prior to (provided that there is evidence of discussions of a potential change of control within this six month period of time) or within one (1) year following a Change of Control, your employment under the Letter Agreement is terminated without Cause, the Letter Agreement is not renewed or you receive written notice that the Letter Agreement will not be renewed: (i) HydroGen, LLC (the “Company”) shall, in addition to any payments of salary or lump sum salary due under your Letter Agreement in connection with your cessation of employment, provide you with a lump sum payment equal to the amount of your then current annual base pay; (ii) the Company shall, in lieu of any bonus due under your Letter Agreement in connection with your cessation of employment, pay you an amount representing the annual bonus for the year of termination based on full achievement of all personal targets, plus the actual achievement of Company targets, as well as pay any prior year's bonus that is earned and unpaid as of the date of termination; and (iii) notwithstanding any provision in any applicable stock incentive plan document or award agreement, each stock option, restricted stock or other equity or equity-based award granted by the Company or HydroGen Corporation (the “Corporation”), to the extent such award is outstanding and unvested as of the date of such Change in Control, shall automatically become fully vested as of such Change of Control and shall become exercisable by you in accordance with the terms of the agreement or agreements under which such options were granted.

L. Scott Wilshire July 9, 2008 Page 2

(b)  A “Change of Control” shall mean the occurrence of any of the following events:

(i)  any reorganization, consolidation or merger of the Company or other similar transaction that results in at least 50% of the combined voting power of the outstanding securities of the continuing, surviving or other entity not directly or indirectly owned by holders of at least 50% of the combined voting power of the Company’s securities outstanding immediately prior to such reorganization, consolidation, merger or other similar transaction; provided, however, that for purposes of this subsection (i) a Change of Control shall not be deemed to have occurred if such Change of Control results from a transaction solely among the Corporation, Company, or any other wholly-owned subsidiary of the Corporation;

(ii)  any reorganization, consolidation or merger of the Corporation or other similar transaction that results in at least 50% of the combined voting power of the outstanding securities of the continuing, surviving or other entity is not directly or indirectly owned by holders of at least 50% of the combined voting power of the Corporation’s securities outstanding immediately prior to such reorganization, consolidation, merger or other similar transaction;

(iii)  any sale, lease, exchange or transfer (in one transaction or in a series of related transactions) of all or substantially all of the assets of the Company;

(iv)  approval by the member or members of the Company of any plan or proposal for the liquidation or dissolution of the Company, unless such plan or proposal is abandoned within 60 days following such approval;

(v)  any “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) shall become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding securities having the right to vote in the election of directors; or

(vi)  any “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Corporation, shall become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(c)  For purposes of determining whether a termination is for Cause in the event of a Change of Control, the definition of this term in the Letter Agreement shall apply.

(d)  If, at the time the Change of Control occurs, Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”) is applicable to you, notwithstanding any other provision of this Change of Control Amendment, if the aggregate present value of the “parachute payments” to you, determined under Section 280G(b) is at least three times the “base amount” determined under such Section 280G, then the compensation otherwise payable under this Change of Control Amendment (and any other amount payable hereunder or any other agreement, plan, program, policy or obligation of the Company, Corporation or any other affiliate thereof) shall be reduced so that the aggregate present value of the parachute payments to you determined under Section 280G, does not exceed 2.99 times the base amount. In no event, however, shall any benefit provided hereunder be reduced to the extent such benefit is specifically excluded by Section 280G(b) of the Code as a “parachute payment” or as an “excess parachute payment.” Any decisions regarding the requirement or implementation of such reductions shall be made by the tax counsel and accounting firm retained by the Company at the time this Change of Control Amendment is entered into.

L. Scott Wilshire July 9, 2008 Page 3

(e)  As previously agreed between you and Leo Blomen, as Chief Executive Officer of the Company, acting on behalf of the Company, the Letter Agreement shall be amended as follows:

If your employment is terminated for any other reason than Cause, in lieu of (and not in addition to) any severance payments stated in the Letter Agreement, you will be entitled to receive severance payments on a bi-weekly basis in an aggregate amount equal to your then current annual base salary.

* * *

If you agree to the terms of this Change of Control Amendment, please sign and date this letter and return it to me.

Yours very truly,

/s/ John J. Freeh
John J. Freeh
Chief Executive Officer
HydroGen, L.L.C.

Agreed and Accepted, This 9th day of July 2008

/s/ Scott Wilshire
Executive